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                                  EXHIBIT 5.1

                           Opinion of Baker & McKenzie




May 18, 2000

AVANIR Pharmaceuticals
9393 Towne Centre Drive, Suite 200
San Diego, California 92121


        RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have acted as counsel to AVANIR Pharmaceuticals, a California corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-3, including exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering 1,138,724 shares of the Company's Class A Common Stock, no par value per share (the "Class A Common Stock"), which may be distributed, sold or otherwise transferred from time to time by and for the account of the holders thereof. Up to 1,088,724 shares of such Class A Common Stock (the "Conversion Shares") will be issued pursuant to the conversion of the Company's Series D Convertible Preferred Stock, no par value per share (the "Preferred Stock"), and up to 50,000 shares of such Class A Common Stock (the "Warrant Shares") was issued or will be issued pursuant to the exercise of the Company's Class J Stock Purchase Warrants (the "Warrants").

        We have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials, and such other documents relating to the Company and the issuance and sale of the Class A Common Stock as we have deemed appropriate for purposes of rendering this opinion.

        In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.

        Based upon the foregoing examination, and the information thus supplied, it is our opinion that:

        (1) The Conversion Shares, when issued pursuant to the terms of the Preferred Stock, will be duly authorized, validly issued, fully paid and non-assessable.

        (2) The Warrant Shares, when issued pursuant to the terms of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

        We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of California.

        We hereby consent to the inclusion of this opinion as herein set forth as an exhibit to the Registration Statement, to the reference to our name under the caption "Legal Matters" in the prospectus forming a part of the

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        Registration Statement, and to the filing of this opinion as herein set forth with any other appropriate government agency. This consent shall not be construed as an admission that we come within the category of persons whose consent is required to be filed under the provisions of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                                   Very truly yours,




                                                   BAKER & McKENZIE